TerraForm Global, Inc. Declares Fourth Quarter Dividend
Bethesda, MD, February 29, 2016 (GLOBENEWSWIRE) - TerraForm Global, Inc. (Nasdaq: GLBL), a global owner and operator of clean energy power plants, today announced that its Board of Directors declared its 4Q 2015 dividend on the Company's Class A common stock of $0.275 per share. This represents a dividend of $1.10 per share on an annualized basis. The dividend is payable on March 17, 2016 to shareholders of record as of March 10, 2016.
As a first-time filer, TerraForm Global’s annual Form 10-K report is required to be filed by March 30, 2016, and the Company expects to release its 4Q results closer to that date.
“We now have a geographically diverse fleet of high-quality wind and solar assets comprising 814 MW spread across 6 countries,” said Brian Wuebbels, Chief Executive Officer.  "This reflects the addition of 36 MW from two solar power plants in Thailand that were originally contributed by SunEdison at the IPO when they were still under construction. These two power plants, named NPS Star and WXA, have now reached commercial operation and were transferred into our fleet in the first quarter. Our fleet remains fully contracted with creditworthy power off-takers, including state utilities and government agencies, with an average remaining contract life of approximately 18 years.”
About TerraForm Global
TerraForm Global is a renewable energy leader that is changing how energy is generated, distributed and owned. TerraForm Global creates value for its investors by owning and operating clean energy power plants in high-growth emerging markets. For more information about TerraForm Global, please visit: www.terraform.com.
Safe Harbor Disclosure
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that TerraForm Global expects or anticipates will occur in the future are forward-looking statements. They may include estimates of expected adjusted EBITDA, cash available for distribution (CAFD), earnings, revenues, capital expenditures, liquidity, capital structure, future growth, financing arrangements and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements provide TerraForm Global’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although TerraForm Global believes its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, our ability to integrate the projects we acquire from third parties or otherwise realize the anticipated benefits from such acquisitions; actions of third parties, including but not limited to the failure of SunEdison or other counterparties to fulfill their obligations; price fluctuations, termination provisions and buyout provisions in offtake agreements; delays or unexpected costs during the completion of projects under construction; our ability to successfully identify, evaluate and consummate acquisitions from SunEdison or third parties or changes in expected terms and timing of any acquisitions; regulatory requirements and incentives for production of renewable power;

operating and financial restrictions under agreements governing indebtedness; the condition of capital markets and our ability to borrow additional funds and access capital markets; our ability to compete against traditional and renewable energy companies; hazards customary to the power production industry and power generation operations, such as unusual weather conditions, outages, and curtailment; and economic, social and political risks and uncertainties inherent in international operations, including our operations in emerging markets, the impact of foreign exchange rate fluctuations, the imposition of currency controls and restrictions on repatriation of earnings and cash, protectionist and other adverse public policies, including local content requirements, import/export tariffs, increased regulations or capital investment requirements; international business practices that may conflict with other customs or legal requirements to which we are subject, inability to obtain, maintain or enforce intellectual property rights, and being subject to the jurisdiction of courts other than those of the United States, including uncertainty of judicial processes and difficulty enforcing contractual agreements or judgments in foreign legal systems or incurring additional costs to do so. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations. Many of these factors are beyond TerraForm Global’s control.

TerraForm Global disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties, which are described in TerraForm Global’s Registration Statement Form S-1 filed the Securities and Exchange Commission (the “SEC”) on July 31, 2015, as well as additional factors it may describe from time to time in other filings with the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Contacts:
Media:
Anne Granfield
Finsbury for TerraForm Global
anne.granfield@finsbury.com
+1 (646) 805-2033

Investors/Analysts:
Brett Prior
bprior@terraform.com
+1 (650) 889-8628